EXHIBIT 10.3
SEPARATION AGREEMENT AND GENERAL RELEASE
     This Separation Agreement and General Release (“Agreement”) is between Wireless Ronin Technologies, Inc. (the “Company” or “WRT”) and Jeffrey C. Mack (referred to in this Agreement as “I” or “me.”)
1.	Recital. The Company and I entered into an Executive Employment Agreement effective April 1, 2006, hereafter referred to as the “Employment Agreement.” Capitalized terms used in this Agreement but not herein defined are defined in the Employment Agreement.
2.	Resignation. I have voluntarily resigned from my employment and from all offices and other positions I may have had with the Company effective September 23, 2008, (the “Resignation Date”). This Agreement sets forth certain agreements between the Company and me with respect to my separation from the Company.
3.	The Company’s Payment and Benefits. Notwithstanding my resignation, and subject to the conditions described in Section 3.4, the Company will provide to me the following pay and benefits:
3.1	Severance Pay. Severance payments totaling $260,000 less applicable deductions for taxes and other deductions as appropriate (the “Severance Payments”). The Company will pay such Severance Payments to me by making roughly equal installment payments to me in accordance with the Company’s ordinary payroll practices, over a period of 12 months. Such payments will commence on the first regular Company payroll date that falls at least 18 days after the date of my signature.

3.2	Group Health Benefits. If I am eligible for and elect to continue my group health insurance coverage, then for a period of 12 months after the Resignation Date, the Company will pay the premiums for such group health insurance coverage. After such 12 month period, I will be fully responsible for all such premiums.

3.3	Warrants and Options. To the extent that I currently have warrants for the purchase of 35,354 shares of Company stock that are fully vested (from issuances dated 7/12/2004), I will be given 180 days from my Resignation Date to exercise such warrants. I further understand that the Company agrees to accelerate the vesting of 30,000 incentive stock options granted to me on 12/27/2007 at $2.80/share and 90,000 of non-qualified options granted to me on 12/27/2007 at $2.80/share and that I will have 180 days from my Resignation Date to exercise such options; provided however, that I will not be permitted to exercise any of such 120,000 options until after the expiration of the revocation or rescission period described in Section 6.2 (without my having revoked or rescinded). Any attempt to exercise such options contrary to this provision will be null and void.

3.4	Taxes and Deductions. All payments are subject to standard tax and other deductions as appropriate. In addition, I will be fully responsible for all taxes, interest and penalties arising out of any payments and benefits made to me under this Agreement and will fully indemnify the Company and hold it harmless with respect to the same.

3.5	Conditions. All payments and benefits to be made under this Section are conditioned on the Company’s receipt of my written resignation on September 23, 2008, effective immediately, and are subject to the following additional conditions:
•	I must sign this Agreement within 21 days of receiving it and not revoke or rescind my signature all as described in Section 6.2.

•	I must not breach any of my promises or representations under this Agreement or under any continuing obligations under my Employment Agreement as referenced in Section 5.2.

•	I must comply with all applicable securities laws, including specifically the Securities Act of 1933 and the Securities and Exchange Act of 1934, and including any blackout or other trading restrictions imposed pursuant to such laws.
3.6	Adequate Consideration. I agree that these are payments and benefits to which I am not otherwise entitled and provide adequate consideration to me under this Agreement.

4.	My Release.

In exchange for the consideration provided to me in this Agreement, including the Company’s payment of severance payments and benefits to me despite my resignation, and the Company’s willingness to allow me to resign, on my own behalf and on behalf of anyone claiming any rights through me, I fully and finally release, waive, and give up all My Claims (as defined below) against the Company and all Related Parties (as defined below).
“Related Parties” means any parent, subsidiary, predecessor, successor, affiliate or other organization or entity related to the Company, and all of their past or present officers, directors, shareholders, employees, committees, insurers, indemnitors, pension or welfare, and other benefit plans, successors, assigns, committees, administrators, and all persons acting on behalf of, or on instruction from the Company or any other related organization or entity.
“My Claims” as used in this Agreement means, all claims, actions, causes of action, demands, and rights I have or may have against the Company or any Related Parties, arising out of any acts, facts, or events which occurred in whole or in part before I signed this Agreement whether or not I now know about or suspect them and whether past or present. “My Claims” includes but is not limited to, all such claims for damages, compensation, expenses (including attorneys’ fees) and any other form of relief, regardless of the law or legal theory on which such claim is based and includes but is not limited to all claims under the federal Age Discrimination in Employment Act (“ADEA”), the Older Worker’s Benefit Protection Act, Title VII of the Civil Rights Act, the Civil Rights Act of 1991, the American with Disabilities Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Minnesota Human Rights Act, as each may have been amended, and all claims of any nature under any other federal, state, or local statute, ordinance or other law or legal theory, including any based on wrongful discharge, breach of any contract, promissory estoppel, emotional distress, defamation, negligence, invasion of privacy, or any other theory, and including all claims related to my employment or separation from employment with the Company.
I understand that I am giving up all of My Claims as described above. I will not bring any lawsuits against the Company or any Related Party relating to any of My Claims.

This release does not bar those few claims that cannot legally be waived under applicable law, including my right to challenge whether this Agreement constitutes a knowing and voluntary waiver of my claims within the meaning of the Older Workers’ Benefit Protection Act. This release also does not bar me from filing a claim with the EEOC (Equal Employment Opportunity Commission) or participating in an EEOC proceeding, but if any EEOC claims (or any other claims) are pursued on my behalf, I understand that this Agreement will act as a bar to any individual damages or other relief for me. To the fullest extent allowed by applicable law, it is my intent to waive all of My Claims and rights and to have this be interpreted as a full and general release.

This Agreement does not affect my rights, if any, under the Company’s directors and officers liability insurance policy. This release does not affect the Company’s obligations to indemnify me to the fullest extent allowed under Minnesota law and pursuant to Minnesota Statutes Section 302A.521 for claims, actions or damages made, brought or assessed against me based upon my employment by the Company. This Agreement also does not affect my rights to indemnification and defense as more fully set forth in the Company’s bylaws.

5.	Additional Agreements and Understandings.
5.1	Final Payments. I acknowledge and agree that, upon my receipt of the benefits described below I will have been paid all wages, salary, other compensation, and benefits due me as an employee of the Company through my Resignation Date. I understand that the benefits described below will be provided to me whether or not I sign this Agreement.

•	Base Salary (subject to applicable withholding) payable through the Resignation Date as described above.

•	Accrued but unused paid time off (“PTO”) as of the Resignation Date.

•	Reimbursement of any reasonable business expenses incurred by me in carrying out my duties, properly documented and submitted to the Company but unpaid as of the Resignation Date.

•	Eligibility to continue coverage in Company’s group life insurance plans at my expense in accordance with COBRA continuation rules and policies.
The Company acknowledges its obligation to pay the amounts stated in this Section within 30 days following the Resignation Date subject to my compliance with terms of this Agreement. I understand that any interest in any 401K, stock purchase plan or other similar employee benefit plan, or in any option agreements that I may have as a former employee of the Company will be governed by the terms the relevant plan(s) and/or agreement.

5.2	Continuing Obligations. I acknowledge and agree that I remain bound by the provisions of Sections 6.05, and 6.06, and Articles 8, 9 and 10 of the Employment Agreement and that I am obligated under all such provisions in accordance with their terms.

5.3	Sufficient Consideration. I agree that the payments and benefits described in this Agreement are full and sufficient consideration for my promises in this Agreement, including but not limited to my Release.

5.4	Cooperation. I agree to be reasonably available for consultation with and assistance to the Company with respect to matters and issues within my former job responsibilities for a period of 60 days after my termination. I acknowledge and agree that such cooperation with the Company is necessary for a proper and orderly transition and that the consideration set forth herein fully compensates me for this reasonable cooperation.

5.5	Return of Property. I will, on request, and, in any event, no later than one business day after my Resignation Date, collect and return all property of the Company in my possession or control to the Company. Property of the Company includes but is not limited to all equipment, communication devices (e.g. cell phones, laptops, pagers, etc), all information stored in any tangible form, including electronic (e.g. on disks, hard drives audio or visual tapes, etc.) and paper forms, and all other property of any nature. To the extent that I have any information of the Company stored on any personal or other non-Company equipment or devices, on or before the Resignation Date, I will deliver such information to the Company and remove it from all such personal equipment in a manner and form agreed upon by the Company.

5.6	Severability/Modification. If any one or more of the provisions of this Agreement are determined to be invalid, that provision will be severed and shall not affect the validity of any other provisions of this Agreement. This Agreement can only be modified by a subsequent written agreement.

5.7	Binding Effect. This Agreement shall be binding upon each of the parties and each parties’ heirs, successors, administrators, executors, legal representatives, agents and assigns. I understand, however, that this Agreement is personal to me and may not be assigned by me.

5.8	Complete Agreement. This Agreement is intended to state the complete Agreement among the parties. With the exception of the provisions that I acknowledge to be continuing obligations under Section 5.2 of this Agreement, and the warrant and/option agreements referenced in Section 3 above, any prior agreements, including any provisions regarding the payment of severance to me under my Employment Agreement, are terminated and/or superseded by this Agreement.

6.	Rights to Consider and Revoke; Knowing and Voluntary Waiver.
6.1	I understand that by way of this paragraph, the Company is specifically advising me to consult an attorney prior to signing this Agreement.

6.2	Consideration/Revocation. I understand that I have twenty one (21) days after I receive this Agreement to consider this Agreement. I understand that changes in this Agreement will not restart the 21-day period whether or not those changes are material. Any execution by me prior to the end of the 21-day period will mean that I decided I did not need the whole period to consider the Agreement. If I sign this Agreement, I understand that I am then entitled to revoke my signature within fifteen (15) days after I sign it. To be effective, the rescission or revocation must be in writing and (a) properly addressed to Scott Ross at Wireless Ronin Technologies, Inc, Baker Technology Plaza, 5929 Baker Road, Suite 475, Minnetonka, MN 55345 and mailed Certified Mail, Return Receipt Requested, with a postmark within the 15-day period, or (b) hand delivered to Scott Ross at the same address within the 15-day period. This revocation period includes, and is not in addition to, the seven (7) day revocation period under the Age Discrimination in Employment Act. I understand that if I revoke this Agreement, all of the Company’s obligations under this Agreement will immediately cease, and will be of no force and effect.
          I have read this Agreement carefully and understand all of its terms. By signing this Agreement, I understand that I am specifically waiving any rights or claims under the Age Discrimination in Employment Act. I am entering into this Agreement knowingly and voluntarily after considering all of its terms. I have had the opportunity to discuss this Agreement with my own attorney prior to signing it. In agreeing to sign this Agreement I have not relied on any statements or explanations made by the Company, its agents or its attorneys, other than those contained in this Agreement.

Dated: 9/23/08	/s/ Jeffrey C. Mack

Jeffrey C. Mack

Wireless Ronin Technologies, Inc.

	By	/s/ Gregory Barnum

Gregory Barnum
Lead Director
Wireless Ronin Technologies, Inc.

Dated: 10/1/08